UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________
FORM 8-K
_________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  October 29, 2026
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GREEN PLAINS INC.
(Exact name of registrant as specified in its charter)
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Iowa	001-32924	84-1652107
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1811 Aksarben Drive
Omaha, Nebraska 68106
(Address of Principal Executive Offices) (Zip Code)
(402) 884-8700
(Registrant's telephone number, including area code)
(Former name or former address, if changed since last report)
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	GPRE	The Nasdaq Stock Market LLC
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On October 29, 2026 (the “Execution Date”), Green Plains Inc. (“Seller” and the “Company”), entered into a Tax Credit Purchase Agreement (the “Agreement”) with two unaffiliated parties (“Buyers” and, together with Seller, the “Parties” and, each, a “Party”), pursuant to which Seller agreed to supply production tax credits available under Section 45Z to Buyers from the production of Seller’s ethanol at its operating facilities between January 1, 2026 and December 31, 2026 (the “Production Year”). Under the Agreement, Seller has committed to deliver, and Buyers have committed to purchase, a minimum of $250 million of Section 45Z credits, up to a maximum of $325 million in the aggregate, subject to generation and availability and the satisfaction of certain conditions. The confidential purchase price, which includes a market-based discount for such credits, is payable on each confirmation date against delivery of the corresponding credits, with cash proceeds associated with the first half of 2026 credit generation expected during the fourth quarter and proceeds associated with third and fourth quarters credit generation and any final true-up amounts expected in the first half of 2027.

The Buyers consist of two unaffiliated institutional counterparties: (i) a leading U.S. life insurance company that will acquire up to $5 million of transfer credits in the final funding tranche, and (ii) an investment subsidiary of a Fortune-ranked engineering and construction company that will acquire the balance, with that subsidiary's payment obligations unconditionally guaranteed by its ultimate parent (a direct, primary-obligor guaranty). Payment of the purchase price for each tranche is made on the applicable confirmation date against delivery of the corresponding transfer credits; each Buyer has represented that it will have sufficient cash on hand or access to immediately available funds to make each such payment; and the Company has received the most recent audited financial statements of the primary insurance-company Buyer and of the parent guarantor.

The Agreement became effective on the Execution Date and will continue in full force and effect unless terminated by a Party. The Parties may terminate the Agreement if certain customary events of default occur and are not cured within a certain time period. In addition, if a change or proposed change in tax law limits, restricts, reduces, or disallows any portion of the transferred credits, Seller's ability to transfer such credits, or any Buyer's ability to claim or utilize such credits, Seller is obligated to return to the affected Buyer the portion of the purchase price attributable to the affected credits (together with interest), the parties' rights and obligations with respect to such affected credits terminate, and the Agreement otherwise continues in effect with respect to any unaffected credits. The Agreement contains certain customary representations, warranties, covenants, confidentiality, and indemnity provisions.

The foregoing description of the terms of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the form of the Agreement, a copy of which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On October 30, 2026, the Company issued a press release announcing the agreement to sell production tax credits. A copy of the press release is furnished hereto as Exhibit 99.1 and incorporated into this Item 7.01 by reference.

The information in this Item 7.01 of Form 8-K, including the accompanying Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of such section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of the general incorporation language of such filing, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits. The following exhibits are filed as part of this report.

Exhibit No.	Description of Exhibit

10.1*†	Tax Credit Purchase Agreement By and Between Green Plains Inc. (“Seller”), and two unaffiliated institutional counterparties ("Buyers") dated October 29, 2026
99.1	Press Release, dated October 30, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Pursuant to Item 601(a)(5) of Regulation S-K, certain schedules and similar attachments have been omitted. The registrant hereby agrees to furnish a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.

† Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain portions of this exhibit, indicated by brackets, have been omitted because such portions are both (i) not material and (ii) the type that the registrant treats as private or confidential. The registrant hereby agrees to furnish an unredacted copy of this exhibit to the Securities and Exchange Commission upon request.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Green Plains Inc.

Date: October 30, 2026	By:	/s/ Ann Reis
Ann Reis
Chief Financial Officer (Principal Financial Officer)